EXHIBIT 99

ZION OIL & GAS ANNOUNCES OPERATIONS ON THE MA'ANIT #1 WELL TO RESUME IN MID-APRIL -- IPO TERMINATION EXTENDED TO MAY

Dallas, TX - March 16, 2007 - John M. Brown, Founder and Chairman of Zion Oil & Gas, Inc. (Amex: ZN), of Dallas, Texas and Caesarea, Israel, announced today that on March 15 Zion signed a Workover and Completion Services Agreement with its drilling contractor, Lapidoth - Israel Oil Prospectors Corp., to reenter Zion's Ma'anit #1 well bore to perform remedial workover, completion and testing services. The agreement provides that operations are to commence April 11, 2007. The new schedule has been approved by the Israeli Petroleum Commissioner.

In addition, Zion has extended the final closing of its IPO until the earlier of (a) May 25, 2007 or (b) the completion of a cement bond survey in the Ma'anit #1 well to determine the quality of the cement bond between the well casing and the surrounding formations. It is possible that the cement bond survey will be completed as much as three weeks prior to May 25. Zion will give at least two days prior notice of the termination of the offering if the final closing will take place before May 25, 2007.

Zion Oil & Gas, a Delaware corporation, explores for oil and gas in Israel on its Ma'anit-Joseph License and Asher Permitareas located onshore between Tel Aviv and Haifa. The net proceeds of Zion's offering will mainly be used for a completion attempt on the Ma'anit #1 exploratory well drilled by Zion in 2005 to a total depth of 15,842 feet and, if the maximum offering is successfully completed, to drill an appraisal well on its license. In the event of a commercial discovery, following recovery of certain exploratory costs, Zion intends to donate 6% of its gross revenues from the license to two charitable trusts to be established by Zion, one in Israel and one in the U.S. The common stock of Zion is traded on the American Stock Exchange under the ticker symbol "ZN".

The Securities are being offered by Zion in its Initial Public Offering by prospectus only, and only within those States and other jurisdictions in which the securities may be sold. This announcement is neither an offer to sell nor a solicitation of any offer to buy.

FORWARD LOOKING STATEMENTS: Statements in this press release that are not historical fact, including statements regarding future closings of the offering, the timing and results thereof, Zion's planned operations, potential results thereof and plans contingent thereon, are forward-looking statements as defined in the "Safe Harbor'' provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's prospectus and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

NOTICE: Zion Oil & Gas, Inc., has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest directly in the offering, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the company and its offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Zion Oil & Gas or its underwriter, Network I Financial Securities, Inc. will arrange to send you the prospectus if you request it by calling toll free 1-888-TX1-ZION (1-888-891-9466). Links to the SEC location, or to the documents in PDF, may be found on Zion's home page at www.zionoil.com.

Contact:

Sandy Green
Zion Oil & Gas, Inc.
6510 Abrams Rd., Suite 300
Dallas, TX 75231
214-221-4610
Email: sandy@zionoil.com